Exhibit 99.1

BPO Management Services Announces Financial Results for Third Quarter 2009

Revenue Increases 63% in Third Quarter 2009

ANAHEIM, Calif., Nov. 16 /PRNewswire-FirstCall/ -- BPO Management Services Inc., (OTC Bulletin Board: HAXS), a full-service healthcare and business process outsourcing company focused on serving the middle-market, today announced its financial results for the third quarter 2009, ended September 30, 2009. The financial statements reflect the merger of BPO Management Services and Healthaxis, Inc., which was completed on December 30, 2008 and the presentation of the Canadian operations as discontinued operations as of June 30, 2009.

Operational Highlights

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Due primarily to the addition of the Healthcare segment resulting from the Healthaxis merger, the Company increased total revenue for the nine months ended September 30, 2009 by 75% to $19.6 million, compared to $11.2 million for the same period last year.

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The Company's ITO segment continues to experience positive sales traction and signed new agreements in the third quarter with a total contract value exceeding $5.0 million.  Most of these new customer contracts are in the process of implementation during the next few months and the full revenue/margin impact is expected in the second quarter of 2010.  Additionally, there are several other significant opportunities moving forward towards a successful close.

•
As the recurring revenue base grows and ongoing integration activities take hold, the Company continues to drive down SG&A as a percentage of revenue. SG&A expenses for the third quarter of 2009 were 32% of total revenue, as compared to 54% for the third quarter last year. This is an important trend that is expected to continue based on the restructuring changes made in the second quarter which are expected to result in approximately $2 million in annualized cost reductions, combined with the Company's efforts to grow its top line. Management believes that this trend demonstrates the Company's operating leverage as incremental revenue drives increasingly higher margins going forward.

•
Results of the Company's Canadian operations are shown in the financial statements as discontinued operations and the Canadian subsidiary was sold on July 31, 2009.  The divestiture will allow the Company to focus on its core strengths in information technology outsourcing and our managed services offerings for healthcare benefits administration, finance and accounting, and human resources.

•
With the divestiture of its Canadian operations, the Company has increased its recurring revenue content to higher than 95%, which exceeded its goal of 90%-plus of revenues derived from recurring revenue contracts.

Patrick Dolan, chief executive officer, said, "We have recently been awarded several new business contracts in our ITO segment and are moving several other significant opportunities forward that we expect to close in the coming months. This new business activity demonstrates that our service offering remains strategically aligned with the ongoing cost-reduction trend for middle market enterprises. In addition to improving overall business results as new revenue streams come on-line, we are actively pursuing several strategic alternatives in order to strengthen our balance sheet and provide the necessary working capital to fully realize our growth potential. Our pipeline remains robust, and our unique ability to reduce the cost of ownership, improve operational efficiencies and enhance the quality of our customer's technology investment continues to resonate within the marketplace."

Third Quarter 2009 Financial Results
For the third quarter, total revenue increased 63% to $6.1 million from $3.7 million for the same period last year. The change was primarily due to addition of the Healthcare business segment, which was acquired through the Healthaxis, Inc. merger on December 30, 2008, offset by a decrease in our base business due largely to a decline in ITO and HRO professional services from customer cutbacks in variable spending in the current economic climate combined with a net drop in data center revenues as revenues from new customers have not yet exceeded declines from legacy customers that were acquired and consolidated their IT operations with those of their acquirer. Total operating expenses for the quarter were $10.0 million, compared to total operating expenses of $4.8 million during the third quarter last year. The operating expense increase results from the addition of the Healthcare segment combined with goodwill and intangible impairment charges of $2.4 million, and nonrecurring ITO costs required to ramp new customers, the sum of which was partially offset by cost reduction efforts across all segments.

The loss from operations for the quarter was $3.9 million, compared to $1.1 million in the prior-year third quarter. The third quarter operating loss includes non-cash expenses including depreciation and amortization of $1.0 million and the aforementioned impairment charges of $2.4 million.  These items do not impact the operating cash flows of the business or are not expected to negatively impact future operating results.  The net loss for the quarter was $4.2 million compared to a net loss of $1.9 million in the third quarter last year.

Year-to-Date Financial Results
Revenue for the first nine months of 2009 was $19.6 million, an increase of 75% compared to the $11.2 million for the first nine months of 2008.  The change was also primarily due to the addition of the Healthcare business segment offset by decreases in our base business from professional services declines combined with a net drop in data center revenues as revenues from new customers have not yet exceeded declines from legacy customers. Total operating expenses for the nine months were $26.9 million, compared to total operating expenses of $13.9 million during the first nine months of last year. The operating expense increase results from the addition of the Healthcare segment, the aforementioned impairment charges, restructuring and bad debt charges of $705,000 in the second quarter of 2009, and nonrecurring ITO costs required to ramp new customers, the sum of which was partially offset by cost reduction efforts across all segments.

The loss from operations for the first nine months of 2009 was $7.4 million, compared to $2.8 million in the prior-year period.  The net loss for the nine-month period was $10.7 million, which includes the loss from discontinued operations of $2.9 million, compared to a net loss of $4.6 million last year.

Mr. Dolan continued, "With several recent business wins in our ITO segment and many other significant opportunities in the works, we continue to focus on building out our contract services backlog to be delivered in the months and years ahead. Management remains confident that as we continue our ongoing integration/cost reduction efforts, in conjunction with growing our recurring revenue base we are well-positioned to accelerate growth and achieve positive cash flow from operations in fairly short order."

As of September 30, 2009, BPOMS' balance sheet showed $1.0 million in cash compared to $2.9 million at December 31, 2008.   In order to strengthen its balance sheet and provide operating liquidity, the Company intends to raise capital by issuing securities or debt, or by way of a merger or divestiture of certain assets or operations.

About BPO Management Services, Inc.
BPO Management Services (BPOMS) is a healthcare and business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including claims processing, human resources, information technology, and enterprise content management, to support the back-office business functions of the middle-market on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit http://www.bpoms.com

Forward-Looking Statements
Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BPO Management Services, Inc. (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under "Search for Company Filings."

     Company Contact:
     BPO Management Services, Inc.
     Patrick Dolan, Chairman & CEO
     patrick.dolan@bpoms.com

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
IT outsourcing services	$2,676,977	$3,377,155	$8,510,841	$9,827,698
Healthcare	3,334,816	-	10,446,628	-
Human resource outsourcing servicing	86,139	366,157	614,978	1,338,992
Total revenues	6,097,932	3,743,312	19,572,447	11,166,690

Operating expenses:
Cost of services provided	4,511,790	1,938,998	14,007,957	5,213,168
Selling, general and administrative	1,955,387	2,037,938	6,780,035	6,210,920
Research and development	124,429	81,221	349,189	228,258
Depreciation and amortization	1,032,106	544,781	3,045,721	1,660,672
Share-based compensation	-	207,091	18,333	621,275
Restructuring costs	-	-	382,207	-
Goodwill and intangible asset impairment	2,356,452	-	2,356,452	-

Total operating expenses	9,980,164	4,810,029	26,939,894	13,934,293

Loss from operations	(3,882,232)	(1,066,717)	(7,367,447)	(2,767,603)

Interest expense
Related parties	18,782	27,148	57,948	80,853
Other, net	110,816	12,953	346,840	54,029
Total interest expense	129,598	40,101	404,788	134,882

Loss before income taxes	(4,011,830)	(1,106,818)	(7,772,235)	(2,902,485)

Income tax expense	-	19,500	15,600	63,952

Loss from continuing operations	(4,011,830)	(1,126,318)	(7,787,835)	(2,966,437)

Discontinued operations:
Loss from sale of discontinued business	(203,854)	(736,088)	(2,942,175)	(1,599,374)

Net loss	(4,215,684)	(1,862,406)	(10,730,010)	(4,565,811)

Foreign currency translation gain (loss)	(110,658)	(8,372)	349,677	(188,566)

Comprehensive loss	$(4,326,342)	$(1,870,778)	$(10,380,333)	$(4,754,377)

Loss per share - basic and diluted
Loss from continuing operations	$(0.27)	$(0.09)	$(0.51)	$(0.24)
Loss from discontinued operations	(0.01)	(0.06)	(0.19)	(0.13)
Net loss per share - basic and diluted	$(0.28)	$(0.15)	$(0.70)	$(0.37)

Basic and diluted weighted average common shares outstanding	15,138,379	12,671,034	15,156,517	12,529,216

BPO MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(UNAUDITED)

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,004,790	$2,895,711
Accounts receivable, net of allowance for doubtful accounts of $534,858 and $505,338, respectively	3,933,364	5,408,156
Prepaid expenses and other current assets	1,046,258	928,647
Current assets held for sale	-	2,290,630
Total current assets	5,984,412	11,523,144

Equipment, net	6,828,277	7,170,213
Goodwill	-	2,282,064
Intangible assets, net	3,633,328	4,192,955
Other assets	614,513	1,244,641
Non-current assets held for sale	-	4,447,545
	$17,060,530	$30,860,562

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lines of credit and long-term debt	$3,050,345	$2,196,652
Current portion of capital lease obligations	487,343	394,765
Accounts payable	5,737,822	4,687,333
Accrued expenses	2,989,265	2,856,021
Restructuring liability	316,711	-
Accrued interest-related party	57,948	-
Accrued dividend payable	1,369,331	1,369,331
Accrued dividend payable-related party	651,281	651,281
Amount due former shareholders of acquired companies	-	1,000,000
Deferred revenues	1,609,883	2,091,277
Related party notes payable	830,246	930,246
Other current liabilities	120,000	137,715
Current liabilities associated with assets held for sale	-	4,101,437
Total current liabilities	17,220,175	20,416,058

Lines of credit and long-term debt, net of current portion	-	722,304
Capital lease obligations, net of current portion	799,488	690,278
Other long-term liabilities	1,110,440	742,520
Non-current liabilities Associated with assets held for sale	-	5,694
Total liabilities	19,130,103	22,576,854

Commitments and contingencies

Stockholders' equity
Convertible preferred stock, Series B, par value $1.00; authorized 21,105,000 shares; 21,103,955 shares issued and outstanding	21,103,955	21,103,955
Common stock, par value $0.10; authorized 1,900,000,000 shares; 15,138,379 shares issued and outstanding	1,513,838	1,516,559
Additional paid-in capital	14,716,978	14,687,206
Accumulated deficit	(39,436,739)	(28,706,729)
Accumulated other comprehensive income (loss), foreign currency translation adjustments	32,395	(317,283)
Total stockholders' equity	(2,069,573)	8,283,708
	$17,060,530	$30,860,562

CONTACT:  Patrick Dolan, Chairman & CEO of BPO Management Services, Inc., patrick.dolan@bpoms.com